UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: March 30, 2016
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51770	87-0733770
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2130 North Lincoln Park West 8N, Chicago, IL 60614
(Address of principal executive offices) (Zip Code)

773-698-6047
(Registrant’s telephone no., including area code)

---------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Here is an update on where things stand as of this date:

1. XA lawsuit- We are waiting for a ruling from the Judge. As you may be aware the case has been moved to the SDNY federal court. The defendants have made a motion to have the RICO conspiracy part of the case dismissed. This is a procedural tactic used in cases such as these. We are very confident that this will not happen, but even if this part of the case was dismissed the case would move forward as a number of our claims were not even challenged. We are hoping for a decision from the Judge in the near future but it is very difficult to ascertain when this will happen.

2. XA- Continues to steadily build its reputation, for the second consecutive year.  XA will design and produce Jeremy Scott's annual Coachella Event. Event partners include W Hotel's Worldwide, Soda Stream and Pernod Richard. The event with the help of XA has increased in size and notoriety and will include custom on site build, projection mapping, exclusive collaborative products and geo- targeted social media integration. Last year’s XA designed and produced Jeremy Scott Coachella Event was lauded as "the toughest door in Indio" by Billboard Magazine and attended by Katy Perry, Fergie, Robert Pattinson, FKA Twiggs, The Weekend, and Zoe Kravitz. The event garnered over 900 million Media Impressions.

3. The roll out of Good gaming is complete. CMG Holdings Group, Inc. (“CMG”) maintains a majority ownership of Good Gaming and will continue to do so into the foreseeable future. We are very excited by the prospects for Good gaming and are expecting great things in the upcoming months. The rollout was necessary to allow Good gaming to have its own platform and to be able to raise the funds necessary to give it the chance to flourish, we have achieved that initial goal. We want our shareholders to understand that CMG is still the force behind Good gaming.

4. We have decided to end our pursuit of the E&E Enterprises, Inc. deal. Unfortunately, when doing our due diligence, we were very disappointed with the results of our audit. The numbers we were originally given did not stand up to scrutiny. The process took longer than we would have liked, but at the end of the day it stopped us from making what would have been a huge mistake. In addition, we would have had to double the outstanding shares. Careful due diligence was rewarded and we withdrew from the deal. We are reviewing a number of other candidates and will report back as soon as we have decided on how to go forward.

5. While it appears on the surface that there is little corporate activity nothing could be further from the truth. We are speaking to companies on a daily basis looking for the right fit for CMG. Now that Good Gaming is on its way toward its public debut, we will have the time to clean up the housekeeping issues that need to be dealt with. We will begin the process of getting current on our financial reporting and hope to have that taken care of in the near term. We know that it has been a while with no news, there is a lot to do and few hands to do it, no excuses just reality. Our share structure remains unchanged Authorized Shares: 450 mill, and Outstanding Shares approximately 449.6 million. In closing we have a number of strong positives going for us, we believe at the end of the day that our lawsuit will ultimately be resolved in our favor in a very meaningful way. XA is coming back and we expect them to be profitable this year, and last but not least we are expecting tremendous things from Good Gaming. If it lives up to even a small degree of our expectations, it will be a great success story.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 30, 2016	CMG HOLDINGS GROUP, INC.

/s/ Glenn Laken
Name: Glenn Laken
Its: CEO and Chairman